Exhibit (d)(2)

NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (the “Agreement”) is made and entered into effective December 18, 2017 by and between Pareteum Corporation, a Delaware corporation having its corporate address at:  100 Park Avenue, Suite 1600, New York City, New York 10017, USA (“TEUM”), and iPass Inc., a Delaware corporation having its address at: 3800 Bridge Parkway, Redwood Shores, California 94065, USA (“iPass”), either both of which may be hereinafter referred to as "the Party" or "the Parties."

WHEREAS

The Parties desire to discuss certain business transactions and to exchange information for the purpose of exploring a potential business relationship for the benefit of the Parties and/or to sign a business contract that shall include confidential technical or business information of each Party or entitle each Party to exchange information for the execution of this business contract. In order to facilitate these discussions and in order for the Parties to receive from each other, either orally or in writing, certain technical and business information under terms that will protect the confidential and proprietary nature of such information, the Parties have entered into this Agreement.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS;

1.	The Definition of "Confidential Information": The term "Confidential Information" shall mean all information disclosed by one Party to the other Party, whether orally, in written, electronic or other format, and whether disclosed by a Party’s agents, principals, employees or representatives, and whether to the other Party's agent's principals, employees or representatives. “Confidential Information” shall include, without limitation, all ideas improvements, inventions, methodologies, works and other innovations of any kind, authored, conceived, developed, made or reduced to practice by the disclosing Party, whether or not eligible for copyright, patent, trademark, trade secret or other legal protection (including, without limitation, formulas, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer programs and their documentation, encoding techniques, marketing and new product plans, production, processes, advertising, packaging and marketing techniques, marketing plans, product plans, technical plans, business strategies, strategic alliances and partners, financial information, engineering data, methodologies and processes, forecasts, personnel information, customer and prospective customer lists, trade secrets, product design, capabilities, specifications, the identify of potential and actual customers, and suppliers and all documentation, materials and media provided by one Party to the other).

2.	Protection of "Confidential Information": In consideration of each Party's disclosure of Confidential Information to the other Party, each Party agrees with respect to the Confidential Information received from the other Party, that it:

(a)	shall maintain such Confidential Information in the strictest confidence;

Pareteum Corporation | 100 Park Ave. | Suite 1600 | New York | NY 10017 | United States

Tel. +1 (212) 984.1096

www.Pareteum.com

NYSE MKT: TEUM

(b)	shall not disclose, transfer or otherwise make available any of such Confidential Information to any third party, unless such Confidential Information must be disclosed for the purposes contemplated herein, or under legal compulsion to disclose any such Confidential Information, in which event each Party shall, prior to such disclosure, obtain written consent from the other Party and obtain from the third person a written agreement acknowledging the binding effect of these restrictions regarding the Confidential Information; and

(c)	shall not directly, indirectly or in concert with any person, use the Confidential Information for any purpose other than evaluating the prospective business relationship with the other Party in accordance with the introduction.

Each Party shall take reasonable measures to protect the Confidential Information of the other Party. Those measures shall not be less than the measures taken to protect the receiving Party’s own confidential information. Confidential Information of the other Party may be provided to a Party’s employees only on a need-to-know basis, and prior to such provision, the Party will notify each employee to whom such disclosure is made that such Confidential Information is received in confidence and shall be kept in confidence by such employee.

3.	Excluded Information: This Agreement shall not apply to any information:

(a)	that has been or which becomes publicly known, through no wrongful act of either Party;

(b)	which is required to be disclosed in order to comply with applicable law or regulation or with any requirement imposed by judicial or administrative process or any governmental or court order.

4.	No Licenses or Warranties: Each Party’s Confidential Information and all rights thereto shall remain such Party’s sole property. Each Party recognizes that the disclosure of Confidential Information by the disclosing Party shall not be construed as granting any rights, by license or otherwise, concerning any Confidential Information, except as may be explicitly created by this Agreement. Each Party acknowledges that the other Party’s Confidential Information includes valuable trade secrets. Neither Party has any obligation to disclose Confidential Information to the other Party. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY, COMPLETENESS, CONDITION, FITNESS and MERCHANTABILITY, OR PERFORMANCE OF ITS CONFIDENTIAL INFORMATION.

5.	Remedies: If either Party causes a disclosure of the other Party’s Confidential Information in breach of the terms of this Agreement, the disclosing Party shall immediately report in writing the disclosure to the other Party and shall save, defend, indemnify and hold the non-disclosing Party harmless from and against any and all liability and damages suffered by the non-disclosing Party arising therefrom. In addition to the foregoing and without limitation thereof, the disclosing Party shall cooperate in prosecuting any claims against third parties for unauthorized use of any Confidential Information. Each Party acknowledges that unauthorized disclosure, use or disposition, whether actual or threatened, of any Confidential Information shall cause irreparable harm, loss of business and significant injury to the disclosing Party, the scope of which would be difficult to ascertain. Each Party agrees, therefore, that the disclosing Party has the right to obtain an immediate injunction against any breach, threatened breach or attempted breach of this Agreement, in addition to any other remedies that may be available at law, including without limitation, the recovery of expenses, costs and attorney’s fees arising out of such breach, threatened breach or attempted breach.

6.	Return of "Confidential Information": All Confidential Information shall be returned to the disclosing Parties promptly upon written request or, at the election of the disclosing Party, the Party that received the Confidential Information shall certify said information has been destroyed and is no longer useable in any format.

Pareteum Corporation | 100 Park Ave. | Suite 1600 | New York | NY 10017 | United States

Tel. +1 (212) 984.1096

www.Pareteum.com

NYSE MKT: TEUM

7.	Securities: Parties hereby acknowledge, covenant and agree that they are aware that United States securities laws may prohibit any person who has material, non-public information about a company (including a Party) from purchasing or selling, directly or indirectly, securities of a company (including the Parties), or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.	Prohibition of Disclosure: Neither Party hereto shall in any way or in any form distribute, disclose, publicize, issue press releases, or advertise in any manner, including, but not limited to, making representation in court pleadings, except as required by law, the discussions that gave rise to this Agreement, the discussions or negotiations covered by this Agreement, this Agreement or the Confidential Information provided pursuant to this Agreement, without first obtaining the prior written consent of the other Party.

9.	Term, Assignment and Survival: This Agreement shall be valid unless terminated by mutual written Agreement. Each Party’s obligations with respect to the Confidential Information, including but not limited to, sections 2,4,5,6 shall survive the termination of this Agreement and/or return of all Confidential Information from the latter date of either termination or return of such information. Neither this Agreement nor any rights hereunder, in whole or in part, shall be assignable or otherwise transferable by either Party.

10.	Governing Law; Jurisdiction: This Agreement shall be governed and construed in accordance with the laws of the State of New York, United States of America. In the event of any disputes arising under this Agreement, the undersigned Parties without regard to any principles of conflicts of laws and waiving any defenses of forum non conveniens hereby submit to the exclusive personal and subject matter jurisdiction of the State and Federal Courts situated in the Borough of Manhattan, New York, New York.

11.	Waiver: No failure by either Party to exercise any rights arising from default by the other Party shall impair that right or constitute a waiver of it. No waiver by either Party of any covenant to be performed by the other shall constitute a waiver of any later breach of covenant.

12.	Counterparts: This Agreement may be executed in two signed copies, each of which when taken together shall be deemed but one original.

13.	Severability: The validity or unenforceability of any provision or provisions of this Agreement shall no affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

14.	Entire Agreement; Amendment: This Agreement contains the entire understandings between and among the Parties and supersedes any prior understanding and agreements among them respecting the subject matter hereof. No amendment to this Agreement shall be valid unless set forth in writing and signed by both Parties.

15.	Notices: All notices required or permitted hereunder shall be in writing and shall be sent by nationally recognized overnight courier service, or by registered or certified mail, to the addresses stated in the heading of this Agreement. Unless otherwise specified, notices shall be deemed given when the return receipt is received.

16.	Non-solicitation/Non-circumvention. iPass understands, acknowledges and agrees, AS A MATERIAL INDUCEMENT FOR TEUM TO MAKE AND ENTER INTO THIS AGREEMENT, that with respect to any customer or prospective customer opportunities that are identified by TEUM (collectively, the “TEUM Leads”) to iPass, that iPass shall not negotiate directly or indirectly solicit or otherwise attempt to cause the TEUM Leads enter into any form of agreement with iPass without the consent of TEUM, which consent may be given or withheld in TEUM’s sole discretion. In addition to the foregoing, and without limitation thereof, iPass shall not circumvent or otherwise engage in any form of direct or indirect communications with any TEUM Leads without the prior written approval of TEUM, which approval may be given or withheld in TEUM’s sole discretion.

[REMAINDER OF PAGE LEFT BLANK. SIGNATURES ON FOLLOWING PAGE.]

Pareteum Corporation | 100 Park Ave. | Suite 1600 | New York | NY 10017 | United States

Tel. +1 (212) 984.1096

www.Pareteum.com

NYSE MKT: TEUM

[SIGNATURE PAGE TO NON-DISCLOSURE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date and year written above.

Pareteum Corporation /s/ Denis McCarthy Name: Denis McCarthy Title: SVP Corporate Developement Date: February 15, 2018	iPass: /s/ Darin Vickery Name: Darin VIckery Title: CFO Date: December 20, 2017 Email: ............................................

Pareteum Corporation | 100 Park Ave. | Suite 1600 | New York | NY 10017 | United States

Tel. +1 (212) 984.1096

www.Pareteum.com

NYSE MKT: TEUM